Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS Kevin Twomey (717) 731-6540	MEDIA Karen Rugen (717) 730-7766
or investor@riteaid.com

Rite Aid Prices Offering of Senior Secured Notes
and Extends Tender Offer and Consent Solicitation for its 8.125% Senior Secured Notes
due 2010, 9.25% Senior Notes due 2013 and 7.5% Senior Secured Notes due 2015

CAMP HILL, PA, July 1, 2008 - Rite Aid Corporation (NYSE: RAD) announced today the terms of its offering of $470 million aggregate principal amount of 10.375% (12.250% yield to maturity) senior secured notes due 2016 (the "Notes"), $45 million more than previously announced, pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the "Offering").

Rite Aid intends to use the net proceeds from the Offering, borrowings under a new $350 million senior secured term loan (the "Tranche 3 Term Loan"), which is permitted under the accordion feature in Rite Aid's existing senior secured credit facility, and borrowings under its revolving credit facility to fund the purchase price, accrued interest, consent payment and related fees and expenses with respect to its tender offers and consent solicitations ("Tender Offers") for any and all of its 8.125% Senior Secured Notes due 2010 (CUSIP 767754BFO) (the "2010 Notes"), 9.25% Senior Notes due 2013 (CUSIP 767754BH6) (the "2013 Notes") and 7.5% Senior Secured Notes due 2015 (CUSIP 767754BK9) (the "2015 Notes" and, together with the 2010 Notes and the 2013 Notes, the "Tender Offer Notes") and to redeem any 2015 Notes that remain outstanding following the completion of the Tender Offers.  Rite Aid previously announced that it had received the requisite consents relating to each series of the Tender Offer Notes to execute supplemental indentures to effect certain proposed amendments to the indentures governing the Tender Offer Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated June 4, 2008 (the "Offer to Purchase").

Rite Aid further announced that it has extended the expiration date for the Tender Offers, which had been scheduled to expire on July 1, 2008 at midnight, New York City time to 5:00 p.m., New York City time, on July 8, 2008. As of 5:00 p.m., New York City time, on June 30, 2008, $344,339,000 aggregate principal amount of the outstanding 2010 Notes, $143,140,000 aggregate principal amount of the outstanding 2013 Notes and $199,499,000 aggregate principal amount of the outstanding 2015 Notes had been tendered.

The Offering, Tranche 3 Term Loan and each of the Tender Offers are expected to close concurrently on or about July 9, 2008, subject to customary closing conditions.

Citi is acting as sole book-running manager for the Offering.  Banc of America Securities LLC is acting as co-manager for the Offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any series of Notes.  The Notes will not be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release is not an offer to purchase with respect to any Tender Offer Notes of any series.  The Tender Offers are being made solely by the Offer to Purchase, which set forth the complete terms of the tender offer and consent solicitation.

Neither Rite Aid Corporation nor the Information Agent makes any recommendations as to whether or not holders should tender their Tender Offer Notes pursuant to the Tender Offers and no one has been authorized by either of them to make such recommendations. Holders must make their own decisions as to whether to tender notes, and, if so, the principal amount of Tender Offer Notes to tender.

Copies of the prospectus and prospectus supplements related to the Offering may be obtained from Citi's Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (telephone: 718-765-6732). For a complete statement of the terms and conditions of the Tender Offers, holders of the Tender Offer Notes should refer to the Offer to Purchase, which was sent to all holders of record of each series of Tender Offer Notes as of the record date.  Questions from holders regarding the Tender Offers or requests for additional copies of the Offer to Purchase or other related documents should be directed to Global Bondholder Services Corporation, the Information Agent for the tender offer, at 65 Broadway, Suite 723, New York, New York 10006, (866) 488-1500 (toll free) or at (212) 430-3774 (call collect).

Rite Aid Corporation is one of the nation's leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia with fiscal 2008 annual sales of approximately $24.3 billion. Information about Rite Aid, including corporate background and press releases, is available through Rite Aid's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness; our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements; our ability to improve the operating performance of our stores in accordance with our long term strategy; our ability to successfully complete the integration of Brooks Eckerd and realize the benefits of the Brooks Eckerd acquisition, including positive same store sales growth for Brooks Eckerd and cost savings; our ability to manage expenses, including integration expenses; our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; continued consolidation of the drugstore industry, changes in state or federal legislation or regulations; the outcome of lawsuits and governmental investigations; general economic conditions and inflation; and  interest rate movements and access to capital.  Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties.  Readers are also directed to consider other risks and uncertainties discussed in documents filed by Rite Aid with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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